Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2014 Adjusted EPS of $0.52, Compared to $0.49 in Q2 Fiscal 2013; Q2 Fiscal 2014 GAAP EPS was $0.47

Q2 Fiscal 2014 Revenues Increased 1% to $639 Million

Provides Q3 Fiscal 2014 EPS Guidance in the Range of $0.34 to $0.38

Updates Full Year Guidance: Adjusted EPS in the Range of $1.78 to $1.92; GAAP EPS in the Range of $1.70 to $1.84

LOS ANGELES, August 28, 2013 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 3, 2013.

Second Quarter Fiscal 2014 Highlights

•	North American Retail revenues increased 1%; retail comp sales decreased 2%

•	European revenues increased 1% in U.S. dollars and decreased 3% in local currency

•	Asian revenues decreased 1% in U.S. dollars and 4% in constant currency

•	Adjusted operating earnings increased 17%; GAAP operating earnings increased 6%

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of restructuring charges (and related taxes where applicable) recorded during the first and second quarters of fiscal 2014. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Second Quarter Fiscal 2014 Results

For the second quarter of fiscal 2014, the Company recorded adjusted net earnings of $44.3 million, a 3.3% increase compared to net earnings of $42.9 million for the second quarter of fiscal 2013. Adjusted diluted earnings per share increased 6.1%, to $0.52, compared to diluted earnings per share of $0.49 for the prior-year quarter. The adjusted net earnings exclude restructuring charges of $6.1 million ($4.4 million net of taxes). On a GAAP basis, second quarter fiscal 2014 net earnings were $39.9 million and diluted earnings per share totaled $0.47, including an unfavorable $0.05 after-tax impact from the restructuring charges.

Paul Marciano, Chief Executive Officer, commented, “We are pleased to deliver second quarter earnings that exceeded our expectations. The earnings not only reflect the achievement of our revenue expectations for the quarter, but also the benefits of our expense management and cost control efforts.”

Mr. Marciano continued, “We are very encouraged by the improvements in the trends of our North American Retail business in the second quarter, reflecting the enhancements in our product assortments. However, the economic climate in Southern Europe continues to be challenging and we are beginning to see a slowdown in China. Therefore, although we are encouraged by our overall results in the first half of fiscal 2014, the outlook for consumer spending in Southern Europe and China remains uncertain and we are planning our business accordingly.”

Total net revenue for the second quarter of fiscal 2014 increased 0.6% to $639.0 million, from $635.4 million in the prior-year quarter. In constant currency, total net revenue decreased 1.4%.

•
The Company's retail stores in North America generated revenue of $254.3 million in the second quarter of fiscal 2014, a 0.5% increase from $253.0 million in the same period a year ago. Comparable store sales for the second quarter of fiscal year 2014 decreased 2.0% in U.S. dollars and 1.7% in constant currency compared to the same period a year ago. The Company directly operated 507 retail stores in the United States and Canada at the end of the second quarter of fiscal 2014 versus 511 stores a year earlier.

•
Net revenue from the Company's Europe segment increased 1.4% to $250.4 million in the second quarter of fiscal 2014, from $246.9 million in the prior-year period. In local currency, net revenue decreased 3.3%.

•
Net revenue from the Company's Asia segment decreased 1.5% to $65.9 million in the second quarter of fiscal 2014, compared to $66.8 million in the prior-year period. In constant currency, net revenue decreased 3.6%.

•	Net revenue from the Company's North American Wholesale segment decreased 0.7% to $41.4 million in the second quarter of fiscal 2014, compared to $41.6 million in the prior-year period.

•	Licensing segment net revenue was slightly up at $27.1 million in the second quarter of fiscal 2014, from $27.0 million in the prior-year period.

Adjusted operating earnings for the second quarter of fiscal 2014 increased 16.8% to $66.9 million (including a $2.4 million favorable currency translation impact) from operating earnings of $57.3 million in the prior-year period. Adjusted operating margin in the second quarter increased 150 basis points to 10.5%, compared to operating margin of 9.0% in the prior-year quarter. The higher operating margin benefited from the anniversary of a bad debt provision recorded in the prior-year quarter, lower advertising and marketing expenditures, and lower selling and merchandising in Europe resulting from productivity improvements. These benefits were partially offset by the impact of negative same stores sales on the Company's fixed cost structure and lower wholesale shipments in Europe. On a GAAP basis, operating earnings increased 6.1% and operating margin increased 50 basis points.

Other net expense, which primarily includes net unrealized mark-to-market revaluation losses on foreign currency contracts and balances, partially offset by net unrealized gains on non-operating assets, was $0.1 million for the second quarter of fiscal 2014, compared to other net income of $5.4 million in the prior-year quarter.

The Company's second quarter fiscal 2014 effective tax rate increased to 33.0%, compared to 32.0% for the second quarter of the prior year.

Six-Month Period Results

Adjusted net earnings for the six months ended August 3, 2013 were $56.0 million, a decrease of 19.5% compared to net earnings of $69.5 million for the six months ended July 28, 2012.  Adjusted diluted earnings per share declined 15.4% to $0.66 per share in the first six months of the 2014 fiscal year compared to diluted earnings per share of $0.78 in the comparable six months last year. On a GAAP basis, for the first six months of fiscal 2014, net earnings were $49.8 million and diluted earnings per share totaled $0.58, including an unfavorable $0.08 after-tax impact from the restructuring charges.

Total net revenue for the first six months of fiscal 2014 decreased 2.2% to $1.19 billion from $1.21 billion in the prior-year period.  In constant currency, total net revenue decreased 3.2%.

•
The Company's retail stores in North America generated revenue of $492.6 million in the first six months of fiscal 2014, a 2.4% decrease from $504.8 million in the same period a year ago.  Comparable store sales decreased 5.9% in U.S. dollars and 5.5% in constant currency for the six months ended August 3, 2013, compared to the six months ended July 28, 2012.

•
Net revenue from the Company's Europe segment decreased 4.8% to $415.8 million in the first six months of fiscal 2014, compared to $436.7 million in the prior-year period.  In local currency, net revenue decreased 7.1%.

•
Net revenue from the Company's Asia segment increased 4.0% to $137.0 million in the first six months of fiscal 2014, from $131.7 million in the prior-year period. In constant currency, net revenue increased 2.1%.

•	Net revenue from the Company's North American Wholesale segment was slightly down at $85.2 million in the first six months of fiscal 2014, compared to $85.5 million in the prior-year period.

•	Licensing segment net revenue increased 2.6% to $57.4 million in the first six months of fiscal 2014, from $55.9 million in the prior-year period.

Adjusted operating earnings for the first six months of fiscal 2014 decreased 16.5% to $80.6 million (including a $2.7 million favorable currency translation impact) from operating earnings of $96.4 million in the prior-year period. Adjusted operating margin for the first six months of fiscal 2014 declined 110 basis points to 6.8%, compared to operating margin of 7.9% in the prior-year period. The decline in operating margin primarily reflects the impact of negative same store sales on the Company's fixed asset structure, lower wholesale shipments in Europe and more markdowns in North America. These declines were partially offset by the anniversary of one-time expenses in the prior-year period. On a GAAP basis, operating earnings decreased 25.2% and operating margin declined 180 basis points.

Other net income, which primarily includes net unrealized mark-to-market gains on foreign currency contracts and net unrealized gains on non-operating assets, was $5.3 million for the first six months of fiscal 2014, compared to $6.0 million in the prior-year period.

The Company's effective tax rate was 33.0% for the first six months of fiscal 2014, compared to 32.0% in the prior-year period.

Outlook

The Company updated its outlook for the fiscal year ending February 1, 2014, which is now as follows (note that the Company's fiscal year 2014 has 52 weeks, while fiscal 2013 had 53 weeks):

•	Consolidated net revenues are expected to range from $2.56 billion to $2.59 billion.

•	Adjusted operating margin is expected to be between 9.0% and 9.5%; GAAP operating margin is expected to be 8.5% to 9.0%.

•	Adjusted diluted earnings per share are expected to be in the range of $1.78 to $1.92; GAAP diluted earnings per share are expected to be in the range of $1.70 to $1.84.

The Company's expectations for the third quarter of fiscal 2014 ending November 2, 2013, are as follows:

•	Consolidated net revenues are expected to range from $610 million to $620 million.

•	Operating margin is expected to be between 7.5% and 8.0%.

•	Diluted earnings per share are expected to be in the range of $0.34 to $0.38.

During the first and second quarters of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses. The Company's adjusted outlook for the full year excludes the impact of the restructuring charges recorded in the first six months of fiscal 2014, which reduced GAAP net earnings by $8.5 million ($6.2 million net of tax), or approximately $0.08 per share. The Company's expectations for the third quarter ending November 2, 2013, and the Company's adjusted and GAAP outlook for the fiscal year ending February 1, 2014, also exclude the impact of any restructuring charges that may be recorded in the remainder of fiscal 2014.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on September 27, 2013 to shareholders of record at the close of business on September 11, 2013.

Presentation of Non-GAAP Information

The financial information presented in this release includes both GAAP and non-GAAP measures. The “non-GAAP” or “adjusted” financial measures exclude the impact of restructuring charges incurred during fiscal 2014.

The Company has excluded these restructuring charges, and related tax impact, from its adjusted financial measures primarily because it does not believe such charges reflect the Company's ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on August 28, 2013 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 3, 2013, the Company directly operated 507 retail stores in the United States and Canada and 338 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 854 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's expectations and future prospects, as well as guidance for the third quarter and full year of fiscal 2014, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate consumer preferences, effectively operate our various retail concepts and effectively manage inventories; our ability to successfully implement our growth strategies and to continue to expand or grow our business; our ability to successfully implement restructuring plans and achieve planned cost savings; unexpected obligations arising from litigation, tax and other regulatory proceedings; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including currency fluctuations, global tax rates and economic and market conditions in Southern Europe and China. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 3, 2013		July 28, 2012		August 3, 2013		July 28, 2012
	$	%	$	%	$	%	$	%

Product sales	$611,894	95.8%	$608,383	95.7%	$1,130,558	95.2%	$1,158,749	95.4%
Net royalties	27,118	4.2%	27,010	4.3%	57,368	4.8%	55,910	4.6%
Net revenue	639,012	100.0%	635,393	100.0%	1,187,926	100.0%	1,214,659	100.0%

Cost of product sales	390,480	61.1%	383,833	60.4%	741,968	62.5%	728,023	59.9%

Gross profit	248,532	38.9%	251,560	39.6%	445,958	37.5%	486,636	40.1%

Selling, general and administrative expenses	181,623	28.4%	194,259	30.6%	365,387	30.7%	390,194	32.2%
Restructuring charges	6,129	1.0%	—	0.0%	8,466	0.7%	—	0.0%

Earnings from operations	60,780	9.5%	57,301	9.0%	72,105	6.1%	96,442	7.9%

Other income (expense):
Interest expense	(365)	(0.1%)	(397)	(0.1%)	(914)	(0.1%)	(781)	(0.1%)
Interest income	475	0.1%	815	0.1%	809	0.1%	1,509	0.1%
Other, net	(139)	(0.0%)	5,442	0.9%	5,318	0.4%	6,010	0.6%

Earnings before income taxes	60,751	9.5%	63,161	9.9%	77,318	6.5%	103,180	8.5%

Income taxes	20,048	3.1%	20,212	3.1%	25,515	2.1%	33,018	2.7%

Net earnings	40,703	6.4%	42,949	6.8%	51,803	4.4%	70,162	5.8%

Net earnings attributable to noncontrolling interests	837	0.2%	50	0.0%	2,021	0.2%	617	0.1%

Net earnings attributable to Guess?, Inc.	$39,866	6.2%	$42,899	6.8%	$49,782	4.2%	$69,545	5.7%

Net earnings per common share attributable to common stockholders:

Basic	$0.47		$0.49		$0.59		$0.78
Diluted	$0.47		$0.49		$0.58		$0.78

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,080		86,972		84,331		88,081
Diluted	84,347		87,237		84,563		88,384

Adjusted earnings from operations [1]:	$66,909	10.5%			$80,571	6.8%

Adjusted net earnings attributable to Guess?, Inc. [1]:	$44,310	6.9%			$56,004	4.7%

Adjusted diluted earnings per common share attributable to common stockholders [1]:	$0.52				$0.66

Notes:
1
The adjusted results reflect the exclusion of restructuring charges (and related taxes where applicable) recorded during the three and six months ended August 3, 2013. No adjustments have been made to the prior-year periods. A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of GAAP Results to Adjusted Results."

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. for the three and six months ended August 3, 2013.

	Three Months Ended		Six Months Ended
	August 3, 2013		August 3, 2013
		% of		% of
	$	Revenues	$	Revenues

Reported GAAP earnings from operations	$60,780	9.5%	$72,105	6.1%
Restructuring charges [1]	6,129		8,466

Adjusted earnings from operations	$66,909	10.5%	$80,571	6.8%

Reported GAAP net earnings attributable to Guess?, Inc.	$39,866	6.2%	$49,782	4.2%

Restructuring charges [1]	6,129		8,466
Income tax adjustments [2]	(1,685)		(2,244)
Total adjustments affecting net earnings attributable to Guess?, Inc.	4,444		6,222

Adjusted net earnings attributable to Guess?, Inc.	$44,310	6.9%	$56,004	4.7%

Adjusted diluted earnings per common share attributable to common stockholders:	$0.52		$0.66

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,080		84,331
Diluted	84,347		84,563

Notes:
1
During the first quarter of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses in both Europe and North America. During the second quarter of fiscal 2014, the Company expanded these plans to include the consolidation and streamlining of its operations in Europe and Asia. These plans resulted in the restructuring charges incurred during the three and six months ended August 3, 2013. No adjustments have been made to the same prior-year periods.

2	The income tax effect of the restructuring charges was based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 3,	July 28,	%	August 3,	July 28,	%
	2013	2012	chg	2013	2012	chg

Net revenue:
North American Retail	$254,313	$253,012	1%	$492,624	$504,810	(2%)
Europe	250,372	246,917	1%	415,764	436,732	(5%)
Asia	65,852	66,826	(1%)	136,984	131,661	4%
North American Wholesale	41,357	41,628	(1%)	85,186	85,546	(0%)
Licensing	27,118	27,010	0%	57,368	55,910	3%
	$639,012	$635,393	1%	$1,187,926	$1,214,659	(2%)

Earnings (loss) from operations:
North American Retail	$10,390	$16,761	(38%)	$6,157	$33,751	(82%)
Europe	39,275	24,622	60%	34,057	37,103	(8%)
Asia	5,039	4,019	25%	12,003	9,894	21%
North American Wholesale	8,478	7,701	10%	17,127	17,047	0%
Licensing	25,101	22,869	10%	51,305	47,455	8%
Corporate Overhead	(21,374)	(18,671)	14%	(40,078)	(48,808)	(18%)
Restructuring Charges	(6,129)	—		(8,466)	—
	$60,780	$57,301	6%	$72,105	$96,442	(25%)

Operating margins:
North American Retail	4.1%	6.6%		1.2%	6.7%
Europe	15.7%	10.0%		8.2%	8.5%
Asia	7.7%	6.0%		8.8%	7.5%
North American Wholesale	20.5%	18.5%		20.1%	19.9%
Licensing	92.6%	84.7%		89.4%	84.9%

Total Company before restructuring charges	10.5%	9.0%		6.8%	7.9%
Total Company including restructuring charges	9.5%	9.0%		6.1%	7.9%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 3,	February 2,	July 28,
	2013	2013	2012

ASSETS

Cash and cash equivalents	$343,725	$329,021	$271,937

Short-term investments	5,022	6,906	9,577

Receivables, net	271,826	316,863	323,388

Inventories	400,141	369,712	381,180

Other current assets	108,381	84,723	96,616

Property and equipment, net	341,378	355,729	348,202

Other assets	210,530	250,552	250,222

Total Assets	$1,681,003	$1,713,506	$1,681,122

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$3,015	$1,901	$1,720

Other current liabilities	369,592	383,065	385,116

Capital lease obligations	7,210	8,314	8,719

Other long-term liabilities	207,520	216,214	219,589

Redeemable and nonredeemable noncontrolling interests	19,684	17,020	15,139

Guess?, Inc. stockholders' equity	1,073,982	1,086,992	1,050,839

Total Liabilities and Stockholders' Equity	$1,681,003	$1,713,506	$1,681,122

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 3,	July 28,
	2013	2012

Net cash provided by operating activities	$102,167	$44,653

Net cash used in investing activities	(30,000)	(69,517)

Net cash used in financing activities	(51,906)	(182,793)

Effect of exchange rates on cash	(5,557)	(12,211)

Net change in cash and cash equivalents	14,704	(219,868)

Cash and cash equivalents at the beginning of the year	329,021	491,805

Cash and cash equivalents at the end of the period	$343,725	$271,937

Supplemental information:

Depreciation and amortization	$44,308	$43,516

Rent	$138,150	$131,079

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of August 3, 2013		As of July 28, 2012
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	507	507	511	511

	Europe and the Middle East	632	257	589	227

	Asia	474	49	450	47

	Central and South America	86	32	76	26

		1,699	845	1,626	811

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	August 3,	July 28,
	2013	2012

Number of stores at the beginning of the year	512	504

Store openings	5	19

Store closures	(10)	(12)

Number of stores at the end of the period	507	511

Total store square footage at the end of the period	2,363,000	2,359,000